Exhibit 8.1

Shutts & Bowen LLP
1500 Miami Center
201 South Biscayne Blvd.
Miami, Florida 33131
(305) 358-6300

April 11, 2003

ZIM Corporation
200-20 Colonnade Road
Nepean, Ontario
Canada K2E 7M6

Re:	Amended and Restated Acquisition Agreement dated as of October 28, 2002 by and among Private Capital Investors, Inc., ZIM Corporation, ZIM Technologies International, Inc., and certain shareholders of Private Capital Investors, Inc.

Ladies and Gentlemen:

     This tax opinion is being delivered to ZIM Corporation, a corporation organized under the laws of Canada (“Parent”), in connection with the filing with the Securities and Exchange Commission of a registration statement (the “Registration Statement”) on Form S-4, which includes the Joint Proxy Statement - Prospectus, relating to the following transactions: (i) the proposed merger (the “PCI Merger”) of Private Capital Investors, Inc., a Florida corporation (“PCI”), with and into PCI Merge, Inc., a Florida corporation (“PCI Merge”); and (ii) the proposed amalgamation (the “ZIM Amalgamation”) of ZIM Technologies International, Inc., a Canadian corporation (“ZTI”), and PCI-ZTI Canada Inc., a Canadian corporation (“PCI-ZTI”). The PCI Merger and the ZIM Amalgamation (collectively, the “Transactions”) are described in the Registration Statement. The Transactions are to be consummated pursuant to the terms and conditions of the above-referenced agreement (the “Acquisition Agreement”).

     This tax opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”). Except as otherwise provided herein, capitalized terms not defined herein have the meanings set forth in the Registration Statement, the Acquisition Agreement and the exhibits thereto, or in the letters delivered to Shutts & Bowen LLP, by Parent, PCI and ZTI containing certain facts and representations of Parent, PCI and ZTI relevant to this tax opinion (the “Representation Letters”). All section references herein are to the United States Internal Revenue Code of 1986, as amended (the “Code”), unless indicated otherwise.

     In our capacity as special tax counsel to Parent and for purposes of our rendering this tax opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Acquisition Agreement and the exhibits thereto, (iii) the Representation Letters, and (iv) such other presently existing documents, records, and matters of law as we have deemed

Zim Corporation
April 11, 2003

necessary or appropriate in order to enable us to render the opinions below. In our examination of such documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the authenticity of the originals of such copies, and the execution and delivery of all such documents. We have further assumed the truth and accuracy at all relevant times of the representations, warranties and statements of fact made or to be made by Parent, PCI and ZTI, and their respective management, employees, officers, directors and shareholders in connection with the Transactions, including but not limited to those set forth in the Registration Statement and the Representation Letters, and that any such representation, warranty, or statement made “to the best of the knowledge and belief” (or similar qualification) of any person or party is correct without such qualification.

     We have further assumed that all parties to the Transactions and to any other documents examined by us have acted, and will act, in accordance with the terms of the relevant documents and the Transactions will be completed pursuant to the terms and conditions of the relevant documents without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently any such facts or representations, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy thereof.

     Our conclusions represent our judgment as to the proper treatment of certain aspects of the Transactions under the income tax laws of the United States based upon the Code, Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the “IRS”) as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed prior to the completion of the Transactions, or at any other time, or that such changes will not affect our conclusions. Nevertheless, we undertake no responsibility to advise you of any developments after completion of the Transactions in the application or interpretation of the income tax laws of the United States.

     Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

Zim Corporation
April 11, 2003

     Our opinion addresses only the specific United States federal income tax consequences of the Transactions set forth under the section ''Material United States Federal Income Tax Consequences'', and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Transactions or any other transaction (including any transaction undertaken in connection with the Transactions). We express no opinion regarding the tax consequences of the Transactions to shareholders of PCI or ZTI that are subject to special tax rules, and we express no opinion regarding the tax consequences of the Transactions arising in connection with the ownership of options or warrants for ZTI stock.

     Based upon and in reliance on the representations and assumptions contained herein, and subject to the limitations and qualifications set forth herein, we are of the opinion that the discussion under the section “Material United States Federal Income Tax Consequences” in the Registration Statement, subject to the limitations and qualifications described therein, describes the material United States federal income tax consequences of the matters described therein.

     No opinion is expressed as to any federal income tax consequence of the Transactions except as specifically set forth under the section ''Material United States Federal Income Tax Consequences'', and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. By rendering this opinion, we undertake no responsibility to update this opinion after the date hereof for any reason, including but not limited to any new or changed facts or law that come to our attention after the date hereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the Transactions. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Shutts & Bowen LLP SHUTTS & BOWEN LLP

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